Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Fourth Quarter and Full-Year 2008 Financial and Operating Results

2008 Production up 19% over 2007 to a Record 17.52 MMBOE
2008 Net Income Reaches an All-Time High of $252.1 Million
2008 Discretionary Cash Flow Increases to a Record $744.4 Million

Record Q4 08 Average Production of 55,540 BOE/D Up 38% from Q4 07 and
Up 10% from Q3 08
Q4 08 Net Loss of $3.0 million, or $0.07 per share
Q4 08 Discretionary Cash Flow of $111.0 Million

DENVER – February 23, 2009 – Whiting Petroleum Corporation (NYSE: WLL) today reported a fourth quarter 2008 loss of $3.0 million, or $0.07 per basic and diluted share, on total revenues of $223.9 million.  This compares to fourth quarter 2007 net income of $45.8 million, or $1.08 per basic and diluted share, on total revenues of $232.4 million. During the fourth quarter of 2008, Whiting recorded a $10.9 million non-cash impairment charge to income to write down that portion of its $18.4 million cost basis in unproved properties in the central Utah Hingeline play.

Discretionary cash flow in the fourth quarter of 2008 totaled $111.0 million, compared to the $139.9 million reported for the same period in 2007.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The decrease in net income in the fourth quarter of 2008 versus the comparable 2007 period was primarily the result of a 34% decline in the Company’s realized oil price (net of hedging) and a 31% decrease in its realized natural gas price.

Production in the fourth quarter of 2008 totaled a record of 5.11 million barrels of oil equivalent (MMBOE), of which 3.77 million barrels were crude oil (74%) and 1.34 MMBOE was natural gas (26%).  This fourth quarter 2008 production total equates to a daily average production rate of 55,540 barrels of oil equivalent (BOE), compared to the 40,340 BOE per day average rate in 2007’s fourth quarter.  The fourth quarter 2008 daily average production rate represents a 10% sequential increase from the third quarter 2008 average daily rate of 50,480 BOE.  December 2008 average production of 55,140 BOE per day represents a 7% increase from the September 2008 average daily rate of 51,700 BOE.

Production increases in the fourth quarter of 2008 were due to successful drilling results in the prolific Bakken play as well as continued production increases from the Company’s CO2 flood projects at the Postle and North Ward Estes fields with the primary contributor coming from new wells in the Bakken formation in the Sanish and Parshall fields in Mountrail County, North Dakota.  The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the fourth quarter and in December 2008:

Operated and Non-operated Bakken Net Production by Field (In BOE)
	4th Qtr 2008			December 2008
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	92,790	659,065	751,855	28,555	207,060	235,615
Non-Operated	556,070	--	556,070	170,745	--	170,745
Other Non-Operated	24,340	75,135	99,475	7,550	25,235	32,785
	673,200	734,200	1,407,400	206,850	232,295	439,145
Daily BOE	7,320	7,980	15,300	6,675	7,495	14,165	(1)

(1)  Crude oil sales volumes in December 2008 were affected by winter weather in North Dakota, which caused delays in trucking operations and well completion activity.

Full-Year 2008 Financial and Operating Results
For the year ended December 31, 2008, Whiting reported record net income of $252.1 million, or $5.96 per basic share and $5.94 per diluted share, on total revenues of $1.2 billion.  This compares to net income of $130.6 million, or $3.31 per basic share and $3.29 per diluted share, on total revenues of $818.7 million in 2007.  Discretionary cash flow in 2008 totaled a record $744.4 million, compared to $422.2 million in 2007.

Production in 2008 totaled 17.52 MMBOE, or 47,860 BOE per day, compared to production of 14.71 MMBOE, or 40,290 BOE per day, in 2007. The 19% increase in production for 2008 versus 2007 was primarily the result of organic production growth in the North Dakota Bakken and the Piceance Basin and continued response from Whiting’s two CO2 enhanced oil recovery projects.

Proved Reserves at December 31, 2008
As of December 31, 2008, Whiting had estimated proved reserves of 239.1 MMBOE, of which 67% were classified as proved developed.  These estimated reserves had a pre-tax PV10% value of approximately $1,603.0 million, of which approximately 89% came from properties located in Whiting’s Permian Basin, Rocky Mountains and Mid-Continent core areas.  The following table summarizes Whiting’s estimated proved reserves as of December 31, 2008 by core area, the corresponding pre-tax PV10% value and the December 2008 average daily production rate:

	Proved Reserves
Core Area	Oil (MMbbl)(1)	Natural Gas (Bcf)	Total (MMBOE)	% Oil(1)	Pre-Tax PV10% Value(2) (In millions)	December 2008 Average Daily Production (MBOE/d)

Permian Basin	88.1	57.8	97.7	90%	$455.2	11.7
Rocky Mountains	49.2	203.9	83.2	59%	548.2	27.7
Mid-Continent	37.2	11.7	39.1	95%	416.2	7.2
Gulf Coast	3.1	41.6	10.1	31%	105.2	5.0
Michigan	2.4	39.7	9.0	27%	78.2	3.5
Total	180.0	354.8	239.1	75%	$1,603.0	55.1

(1)	Oil includes natural gas liquids.
(2)
Pre-tax PV10% may be considered a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP, as defined by the SEC, and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. As of December 31, 2008, Whiting’s discounted future income taxes were $226.6 million and Whiting’s standardized measure of discounted future net cash flows was $1,376.4 million. Whiting believes pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Whiting further believes investors may utilize its pre-tax PV10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Whiting’s management uses this measure when assessing the potential return on investment related to its oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Whiting’s pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.

The following is a summary of Whiting’s changes in quantities of proved oil and gas reserves for the year ended December 31, 2008:

	Oil (MBbl)	Natural Gas (MMcf)	Total (MBOE)
Balance – December 31, 2007	196,318	326,742	250,775	(1)
Extensions and discoveries	20,395	57,093	29,910
Sales of minerals in place	(3,919)	(14,277)	(6,298)
Purchases of minerals in place	513	90,329	15,568
Production	(12,448)	(30,419)	(17,517)
Revisions to previous estimates	(20,851)	(74,689)	(33,300	) (2)
Balance – December 31, 2008	180,008	354,779	239,138

(1)
If the December 31, 2007 total proved reserves had been calculated using prices as of December 31, 2008, the total proved reserves would have been 207.5 MMBOE as compared to December 31, 2008 total proved reserves of 229.9 MMBOE after adjusting 239.1 MMBOE for sales of 6.3 MMBOE and acquisitions of 15.6 MMBOE during 2008.  The NYMEX prices per Bbl of oil as of December 31, 2007 and December 31, 2008 were $96.00 and $44.60, respectively.  The NYMEX prices per Mcf of natural gas as of December 31, 2007 and December 31, 2008 were $7.10 and $5.63, respectively.

(2)	Includes a 39.0 MMBOE reduction in proved reserves due to decreases in prices of oil and natural gas from December 31, 2007 to December 31, 2008.

Most of the proved reserve additions at December 31, 2008 came from the Company’s Bakken play in North Dakota.  An estimated 23.6 MMBOE of new Bakken proved reserves were booked at year-end 2008, of which 63% were proved, developed and producing, 37% were proved undeveloped, 70% were attributed to the Sanish field and 30% to Whiting’s interests in the Parshall field.

Partially offsetting the 39.0 MMBOE in price-related downward reserve revisions at year-end 2008 were 5.7 MMBOE of upward reserve revisions.  These performance-related upward revisions came primarily from the Postle and North Ward Estes CO2 projects.

The table on page 24 of this news release summarizes Whiting’s all-in finding and development costs and reserve replacement for the five-year period ended December 31, 2008.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “2008 was our fifth full year as a public company and our best.  We grew through the acquisition of producing properties in 2004 and 2005 to increase production levels and provide upside potential through further development.  We are now more focused on organic drilling activity and on the development of previously acquired properties.  We believe the combination of acquisitions, subsequent development and organic drilling provides us a broad set of growth alternatives and allows us to direct our resources to the properties we believe represent the best use of our capital investments.  We are now generating substantially all of our production growth organically.  During the fourth quarter of 2008, our average net daily production from the Bakken rose 43% to 15,300 BOE per day from 10,700 BOE per day in the third quarter of 2008.  Average daily production from our two CO2 projects increased 8.2% to 13,310 BOE per day compared to the third quarter of 2008.”

At the height of our drilling activity in 2008, we were active with 18 operated drilling rigs and 51 operated workover rigs.  As of February 13, 2009, nine operated drilling rigs and 37 operated workover rigs were active on our properties.  We were also participating in the drilling of four non-operated wells, all of which are located in the Parshall field.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	7	4
Lewis & Clark	0	0
Central Rockies
Hatch Point	1	0
Hatfield	0	1
CO2 Projects
Postle	1	6
North Ward Estes	0	20
Permian	0	2
Mid-Continent/Michigan	0	3
Gulf Coast	0	1
Totals	9	37

We expect our operated rig count to drop to four drilling rigs and approximately 25 workover rigs by November 2009.

Commercial Banking Facility
Effective November 1, 2008, Whiting’s bank group, as requested, reconfirmed the Company’s $900 million borrowing base, maturing in August 2010.  The Whiting bank group is comprised of 23 commercial banks holding between 1.8% and 12.9% of the total facility.  As of December 31, 2008, approximately $620 million was drawn on the facility and approximately $3 million in letters of credit were outstanding, resulting in $277 million of availability.

Public Offering of Common Stock
In February 2009, Whiting completed a public offering of common stock at a price of $29.00 per share.  The offering, including the exercise of the overallotment option, resulted in the total sale of 8,450,000 shares of Whiting’s common stock.  Whiting received net proceeds of approximately $234.7 million, after deducting underwriting discounts, commissions and expenses of the offering.  Whiting used all of the net proceeds that it received from the offering to repay a portion of the debt outstanding under its credit agreement.

2009 Exploration and Development Budget
Our current 2009 capital budget for exploration and development expenditures is $474.0 million, which we expect to fund with net cash provided by our operating activities and a portion of the proceeds from the common stock offering described above.  To the extent net cash provided by operating activities is higher or lower than currently anticipated, we would adjust our capital budget accordingly.  Our 2009 capital budget currently is allocated among our major development areas as indicated in the chart below.  We may use a portion of the balance of the proceeds from our common stock offering to further develop these projects; or, in the event of further oil and gas price declines, to keep our bank debt at lower levels.  We believe these projects present the opportunity for the highest return and most efficient use of our capital expenditures:
2009 Planned Capital Expenditures (In millions)
Northern Rockies
Sanish Field	$204.9
Parshall Field	$22.0
Lewis & Clark Prospect	$15.4
Central Rockies
Sulphur Creek Field	$39.4
Flat Rock Field	$19.1
Hatfield Prospect	$9.0
Hatch Point Prospect	$3.5
Rangely Weber Sand Unit	$1.4
CO2 Projects
North Ward Estes (1)	$97.8
Postle (1)	$31.5
Other (2)	$30.0
Total	$474.0

(1) 2009 planned capital expenditures at our CO2 projects include $36.9 million for purchased CO2 at North Ward Estes and $15.3 million for Postle CO2 purchases.
(2) Comprised primarily of exploration salaries, lease delay rentals and seismic and other development.

Operations Update

Core Development Areas
●           Bakken Play.  Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 14,165 BOE per day in December 2008, up 14% from the 12,420 BOE average daily rate in September 2008 and up 516% from the 2,300 BOE average daily rate in December 2007.

●           Sanish Field.  Whiting’s net production from the Sanish field in December 2008 averaged 7,495 BOE per day, an increase of 28% over the field’s September 2008 average daily rate of 5,860 BOE and up more than eight-fold from its December 2007 average rate of 800 BOE per day.  As is often the case at this time of year, crude oil sales volumes in December 2008 and the first quarter of 2009 have been affected by winter weather in North Dakota, which has caused delays in trucking operations and well completion activity. Whiting expects its 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota to be in service at the end of the second quarter of 2009.    The Company holds interests in a total of 125,557 gross acres (83,606 net acres) in the Sanish field.  Whiting intends to drill an additional 40 operated Bakken wells in the Sanish field during 2009, with an average working interest of 71%.  Eight of these wells were being drilled or completed as of February 13, 2009 and one had been completed as a producer.

Whiting completed the Niemitalo 11-35H in the Sanish field on February 5, 2009 flowing at an initial rate of 3,547 BOE per day from the Middle Bakken formation.  Whiting, the operator of the well, holds a 71% working interest and a 58% net revenue interest in the new producer.

Whiting has completed and placed on production its first Bakken infill well in the Sanish field, the McNamara 42-26H. This well was drilled between two horizontal Bakken producers, the Locken 11-22H and the Liffrig 11-27H.  The initial production rate at the McNamara well was 2,170 BOE per day (measured December 8, 2008), which falls between the initial production rates of the two offset wells.  There was no indication of communication or interference with either of the offset wells. Based on these results, Whiting expects to develop its leases with two 10,000-foot horizontal wells in each 1,280-acre spacing unit.  This adds 78 potential infill well locations.

Whiting has also completed its first Three Forks horizontal well in the Sanish field, the Braaflat 21-11TFH.  The initial production rate at the Braaflat well, which was drilled in the east-central portion of the Sanish field, was 1,005 BOE per day (measured January 1, 2009).  Production and pressure data from this well will be analyzed over several months to determine the viability of developing the Three Forks in the Sanish field.  The Company is currently drilling a second Three Forks test on the southwest part of the Sanish field.  Results from the Hansen 21-3TFH will also be used to determine future drilling potential in the Three Forks formation in the Sanish field.  Whiting holds a 100% working interest and an 81% net revenue interest in the Hansen well.  The Company is currently drilling or completing eight other operated wells in the Sanish field with an 80% average working interest.

The following chart shows the completed well costs for Whiting-operated Bakken wells in the Sanish and Parshall fields.  The reduction in costs are the result of drilling and completion efficiencies which have recently reduced the average time from spud date to completion to approximately 41 days from 60 days earlier in our drilling program.

Whiting - Sanish and Parshall Operated Well Costs
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Total Well Cost
2006
2007
2008
OTHER
TANGIBLE COMPLETION
TANGIBLE DRILLING
INTANGIBLE COMPLETION
INTANGIBLE DRILLING
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30
Well

Whiting completed the expansion of its Robinson Lake gas plant to a capacity of 30 MMcf of gas per day in December 2008.  As wells have been connected to the plant, net gas and NGL sales have increased to 4.2 million cubic feet (MMcf) and 1,060 barrels per day, respectively, from approximately 1.0 MMcf of gas per day and approximately 130 barrels of NGLs per day prior to the expansion.  Whiting expects net daily sales to reach approximately 20 MMcf of gas and 3,000 barrels of NGLs by mid-2010.

●           Parshall Field.  Immediately east of the Sanish field is the Parshall field, where we own interests in 73,760 gross acres (18,315 net acres).  Our net production from the Parshall field averaged 6,675 BOE per day in December 2008, a 345% increase from 1,500 BOE per day in December 2007.  As of February 13, 2009, we have participated in 97 Bakken wells, the majority of which are operated by EOG Resources, Inc., of which 86 are producing, seven are in the process of completion and four are drilling.  Of these wells, 64 were completed in 2008.  Whiting intends to participate in the drilling of an additional 18 wells in the Parshall field during 2009, with an average working interest of about 17%.

●           North Ward Estes Field.  The North Ward Estes field includes six base leases with 100% working interest in 58,000 gross and net acres in Ward and Winkler Counties, Texas.  The North Ward Estes field is responding positively to Whiting’s water and CO2 floods, which Whiting initiated in May 2007.  As of December 31, 2008, Whiting was injecting 123 MMcf per day of CO2 in this field.  Production from the field has increased 29% from a net 5,100 BOE per day in December 2007 to a net 6,600 BOE per day in December 2008.  In this field, Whiting is developing new and reactivated wells for water and CO2 injection and production purposes.  Additionally, Whiting plans to install oil, gas and water processing facilities in five phases through 2015, and it estimates that the first three phases will be substantially complete by December 2009.

●           Postle Field.  The Postle field, located in Texas County, Oklahoma, includes five producing units and one producing lease covering a total of approximately 25,600 gross (24,225 net) acres with working interests of 94% to 100%.  Four of the units are currently active CO2 enhanced recovery projects.  As of December 31, 2008, Whiting was injecting 142 MMcf per day of CO2 in this field.  Production from the field has increased 22% from a net 5,800 BOE per day in December 2007 to a net 7,100 BOE per day in December 2008.  Operations are under way to expand CO2 injection in the northern part of the fourth unit, HMU, and to optimize flood patterns in the existing CO2 floods, with one drilling rig and six workover rigs in the field as of February 13, 2009.  These expansion projects include the restoration of shut-in wells and the drilling of new producing and injection wells.

●           Sulphur Creek Field.  In the Sulphur Creek field in Rio Blanco County, Colorado in the Piceance Basin, we executed an acreage trade effective December 1, 2008 with a third party that consolidated our acreage position.  As a result of such trade, we now own 8,424 gross (4,338 net) acres in the Sulphur Creek field area.

●           Boies Ranch.  At our Boies Ranch prospect in the Sulphur Creek field, a total of 32 wells have been drilled.  On February 13, 2009, 25 were producing at a combined average net rate to Whiting of 7.9 MMcf of gas per day. Seven wells were awaiting completion or pipeline connection.  The Company holds an average 68% working interest and an average 60% net revenue interest in the 25 Boies Ranch gas wells.

●           Jimmy Gulch.  The Jimmy Gulch prospect in the Sulphur Creek field area in the Piceance Basin is one square mile in area and is located three miles southeast of the Boies Ranch prospect.  Jimmy Gulch was tested with three wells that were producing at a combined gross rate of 3.9 MMcf of gas per day (3.0 MMcf net) on February 13, 2009.  Whiting currently expects to drill nine Mesaverde wells at Jimmy Gulch in 2009 with an average working interest of 90%.

●           In the Flat Rock field area in Uintah County, Utah, we have an acreage position consisting of 22,029 gross (11,533 net) acres.  In this area, initial production rates of 10 wells drilled in the Entrada formation by other operators have ranged from 0.7 MMcf of gas per day to 6.1 MMcf of gas per day.  We recently completed two wells in the Entrada formation that had initial gross production rates of 4.1 MMcf of gas per day and 9.3 MMcf of gas per day.  We are also the operator of six Entrada wells drilled by a prior operator on our acreage that had initial production rates ranging from 1.9 MMcf per day to 6.5 MMcf per day.  Whiting currently has four additional Entrada wells planned for this field for 2009 with a working interest of 100%.

New Prospect and New Zone Drilling Areas

●           Lewis & Clark Prospect.  Whiting has assembled 181,249 gross (111,501 net) acres in its Lewis & Clark prospect along the Bakken Shale pinch-out in the southern Williston Basin.  In this area, the Upper Bakken shale is thermally mature, moderately over pressured, and has charged reservoir zones within the immediately underlying Three Forks formation.  On December 13, 2008 Whiting completed its first horizontal test well in this area, which had an initial production rate of over 1,000 BOE per day.  A second Three Forks test on this prospect, the MOI 22-15H, is a casing exit of an existing vertical wellbore that has reached total measured depth.  Whiting holds a 91% working interest in the MOI 22-15H, which is expected to be completed by the end of February.  The Company intends to drill an additional six Three Forks wells on the prospect in 2009 with an average working interest of 64%.

●           Hatfield Prospect.  In southern Wyoming in the Hatfield prospect area, Whiting has a large acreage position covering over 80 square miles and encompassing 53,164 gross (31,907 net) acres.  In this area, cumulative production from three vertical Niobrara wells drilled by other operators has ranged from approximately 22,000 to 124,000 barrels of oil per well.  In September 2008, Whiting drilled the Beckman Canyon 21-24D, a vertical well to test the Niobrara formation as well as a deeper zone.  During drilling operations in the Niobrara at a depth of approximately 3,500 feet, oil flowed to the surface and oil shows were seen in the drill cuttings.  Completion operations are under way at this well.  In December 2008, Whiting drilled the Artus 19-33, a horizontal Niobrara well.  Whiting has also commenced completion operations on this well.  Whiting believes that current horizontal drilling techniques will improve recovery compared to vertical drilling used at historic wells in this area.  The Company plans to drill an additional six wells on the Hatfield prospect in 2009 with an average working interest of 100%.

●           Sulphur Creek Field - Wasatch.  Whiting drilled its first Wasatch zone well in the Sulphur Creek field in the Piceance Basin in late 2008 and early 2009.  Whiting targeted the Wasatch based on its observation of gas shows seen while drilling through the Wasatch zone at depths of approximately 5,000 feet while drilling to the deeper Mesaverde and Iles targets at depths of approximately 10,000 feet.  These results along with a study of the production data from Wasatch wells drilled in the 1970’s and 1980’s in the area of Whiting’s Boies Ranch prospect provided the basis for drilling this well.  Gas shows were seen while drilling, gas was indicated on well logs and the first well penetrated approximately 50 feet of net Wasatch zone and testing is under way.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended December 31, 2008 and 2007:

	Three Months Ended
Production	12/31/08	12/31/07	Change
Oil and condensate (MMBbls)	3.77	2.47	53%
Natural gas (Bcf)	8.03	7.43	8%
Total equivalent (MMBOE)	5.11	3.71	38%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$47.37	$82.38	(42%)
Effect of crude oil hedging (1)	1.65	(7.72)
Realized price	$49.02	$74.66	(34%)

Natural gas (per Mcf):
Price received	$4.38	$6.37	(31%)
Effect of natural gas hedging	0.01	-
Realized price	$4.39	$6.37	(31%)

(1) Whiting realized a cash gain of $6.2 million before tax on its crude oil hedges during the fourth quarter of 2008.  A summary of Whiting’s outstanding hedges is included later in this news release.

Fourth Quarter and Full-Year Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Production (MMBOE)	5.11	3.71	17.52	14.71

Sales price, net of hedging	$43.08	$62.52	$69.06	$53.57
Lease operating expense	12.41	14.65	13.77	14.20
Production tax	3.05	4.72	5.00	3.56
General & administrative	1.91	2.99	3.52	2.66
Exploration	1.52	2.23	1.67	1.86
Cash interest expense	2.90	3.88	3.37	4.49
Cash income tax expense (benefit)	0.20	(1.35)	0.13	0.04
	$21.09	$35.40	$41.60	$26.76

During the fourth quarter, the company-wide basis differential for crude oil compared to NYMEX was $11.38 per barrel, which compared to $8.25 per barrel in the fourth quarter of 2007 and $10.09 per barrel in the third quarter of 2008.  The primary reason for the change was increasing differentials on production from both the Sanish and Parshall fields during the fourth quarter of 2008.  Subsequent to year end, crude oil differentials in these areas have improved by approximately $2.00 per barrel.  In addition, by the end of the second quarter of 2009, Whiting expects to complete its crude oil sales line out of the Sanish field which Whiting estimates to have an additional $2.00 per barrel positive effect on the crude oil differential in this area.

The company-wide basis differential for natural gas compared to NYMEX in the fourth quarter was $2.58 per Mcf, which compared to $0.60 per Mcf in the fourth quarter of 2007 and $1.62 per Mcf in the third quarter of 2008.

Fourth Quarter and Full-Year 2008 Drilling Summary
The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three and twelve months ended December 31, 2008:

Gross/Net Wells Completed
Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q408	84 / 32.0	6 / 3.3	90 / 35.3	93% / 91%	$ 263.9
12M08	285 / 115.2	23 / 10.5	308 / 125.7	93% / 92%	$ 947.4

Outlook for First Quarter and Full-Year 2009
The following table provides a summary of certain estimates for the first quarter and full-year 2009 based on current forecasts, including Whiting’s full-year 2009 capital budget of $474.0 million (excluding any potential acquisition costs).

Guidance for the first quarter and full-year 2009 is as follows:

Guidance
	First Quarter	Full-Year
	2009	2009
Production (MMBOE)	4.70 - 4.90	19.40 - 19.80
Lease operating expense per BOE	$ 12.70 - $ 13.00	$ 11.70 - $ 12.00
General and admin. expense per BOE	$ 1.90 - $ 2.20	$ 2.20 - $ 2.50
Interest expense per BOE	$ 3.00 - $ 3.20	$ 3.30 - $ 3.50
Depr., depletion and amort. per BOE	$ 19.75 - $ 20.25	$ 20.10 - $ 20.60
Prod. taxes (% of production revenue)	7.0% - 7.5%	7.2% - 7.6%
Oil Price Differentials to NYMEX per Bbl	$ 10.50 - $ 11.50	$ 10.00 - $ 11.00
Gas Price Differentials to NYMEX per Mcf	$ 1.75 - $ 2.25	$ 1.50 - $ 2.00

Oil prices declined from record levels in early July 2008 of over $140 per barrel to below $40 per barrel in December 2008, while natural gas prices have declined from over $13 per Mcf to below $6 per Mcf over the same period.  In addition, the closing Nymex price for crude oil was $34.62 and natural gas was $4.21 on February 18, 2009.   Lower oil and gas prices have the effect of decreasing our revenues, cash flows and reported levels of earnings (loss), and could have the effect of decreasing our capital budget and future production guidance.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of January 1, 2009 and includes Whiting Petroleum Corporation’s 24.2% share of the Whiting USA Trust I hedges:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	December 2008
Period	(Bbls per Month)	(per Bbl)	Oil Production

2009
Q1	556,129	$51.29 - $64.24	45.4%
Q2	529,808	$55.58 - $67.28	43.3%
Q3	507,497	$57.54 - $71.07	41.4%
Q4	489,190	$61.39 - $76.28	40.0%

2010
Q1	440,910	$60.66 - $76.30	36.0%
Q2	425,643	$63.02 - $81.46	34.8%
Q3	415,398	$60.68 - $78.43	33.9%
Q4	400,146	$60.69 - $79.67	32.7%

2011
Q1	369,917	$60.69 - $81.93	30.2%
Q2	369,696	$60.68 - $81.90	30.2%
Q3	369,479	$60.67 - $81.87	30.2%
Q4	369,255	$60.66 - $81.85	30.2%

2012
Q1	339,054	$60.71 - $83.29	27.7%
Q2	338,850	$60.71 - $83.27	27.7%
Q3	338,650	$60.70 - $83.23	27.7%
Q4	338,477	$60.69 - $83.21	27.6%

2013
Q1	290,000	$60.40 - $81.66	23.7%
Q2	290,000	$60.40 - $81.66	23.7%
Q3	290,000	$60.40 - $81.66	23.7%
Oct	290,000	$60.40 - $81.66	23.7%
Nov	190,000	$59.29 - $78.43	15.5%

The following summarizes Whiting Petroleum Corporation’s 24.2% share of the Whiting USA Trust I natural gas hedges as of January 1, 2009:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	December 2008
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2009
Q1	52,353	$7.00 - $22.50	1.8%
Q2	48,706	$6.00 - $14.85	1.7%
Q3	46,675	$6.00 - $15.60	1.6%
Q4	44,874	$7.00 - $14.85	1.5%

2010
Q1	43,295	$7.00 - $18.65	1.5%
Q2	41,835	$6.00 - $13.20	1.4%
Q3	40,555	$6.00 - $14.00	1.4%
Q4	39,445	$7.00 - $14.20	1.4%

2011
Q1	38,139	$7.00 - $17.40	1.3%
Q2	36,954	$6.00 - $13.05	1.3%
Q3	35,855	$6.00 - $13.65	1.2%
Q4	34,554	$7.00 - $14.25	1.2%

2012
Q1	33,381	$7.00 - $15.55	1.1%
Q2	32,477	$6.00 - $13.60	1.1%
Q3	31,502	$6.00 - $14.45	1.1%
Q4	30,640	$7.00 – $13.40	1.1%

Whiting also has the following fixed-price natural gas contracts in place as of January 1, 2009:

			As a Percentage of
	Natural Gas Volumes in	2008 Contract Price (1)	December 2008
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production

Jan. 2009 – May 2011	23,000	$5.14	1.0%
Jan. 2009 – Sep. 2012	67,000	$4.56	2.0%

(1) Annual 4% price escalation on fixed-price contracts.

Selected Operating and Financial Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Selected operating statistics
Production
Oil and condensate, MBbl	3,772	2,473	12,448	9,579
Natural gas, MMcf	8,025	7,427	30,419	30,764
Oil equivalents, MBOE	5,109	3,711	17,517	14,706
Average Prices
Oil, Bbl (excludes hedging)	$47.37	$82.38	$86.99	$64.57
Natural gas, Mcf (excludes hedging)	$4.38	$6.37	$7.68	$6.19
Per BOE Data
Sales price (including hedging)	$42.90	$62.52	$69.01	$53.57
Lease operating	$12.41	$14.65	$13.77	$14.20
Production taxes	$3.05	$4.72	$5.00	$3.56
Depreciation, depletion and amortization	$19.16	$13.37	$15.84	$13.11
General and administrative	$1.91	$2.99	$3.52	$2.66
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$223,861	$232,363	$1,222,119	$818,718
Total costs and expenses	$218,634	$160,666	$813,299	$611,556
Net income (loss)	$(3,037)	$45,750	$252,143	$130,600
Net income (loss) per common share, basic	$(0.07)	$1.08	$5.96	$3.31
Net income (loss) per common share, diluted	$(0.07)	$1.08	$5.94	$3.29

Average shares outstanding, basic	42,323	42,237	42,310	39,483
Average shares outstanding, diluted	42,428	42,388	42,447	39,645
Net cash provided by operating activities	$151,577	$121,423	$763,029	$394,032
Net cash used in investing activities	$(279,361)	$(141,924)	$(1,134,947)	$(466,971)
Net cash provided by financing activities	$116,764	$26,574	$366,764	$77,345

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Tuesday, February 24, 2009 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s fourth quarter and full-year 2008 financial and operating results.  Please call (866) 713-8567 (U.S./Canada) or (617) 597-5326 (International) and enter the pass code 97894251 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on February 24, 2009.

A telephonic replay will be available beginning approximately two hours after the call on Tuesday, February 24, 2009 and continuing through Tuesday, March 3, 2009.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 21461084.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global financial crisis; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of Whiting Oil and Gas Corporation’s borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2008.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Possible and Probable Reserves
The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Whiting uses in this news release the terms “probable” and “possible” reserves, which SEC guidelines prohibit in filings of U.S. registrants. Probable reserves are unproved reserves that are more likely than not to be recoverable. Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company. In addition, Whiting’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2008	December 31, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,624	$14,778
Accounts receivable trade, net	122,833	110,437
Derivative assets	46,780	-
Deferred income taxes	-	27,720
Prepaid expenses and other	37,837	9,232
Total current assets	217,074	162,167

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	4,423,197	3,313,777
Unproved properties	106,436	55,084
Other property and equipment	91,099	37,778

Total property and equipment	4,620,732	3,406,639

Less accumulated depreciation, depletion and amortization	(886,065)	(646,943)

Total property and equipment, net	3,734,667	2,759,696

DEBT ISSUANCE COSTS	10,779	15,016

DERIVATIVE ASSETS	38,104	-

OTHER LONG-TERM ASSETS	28,457	15,132

TOTAL	$4,029,081	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	December 31, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$64,610	$19,280
Accrued capital expenditures	84,960	58,988
Accrued liabilities	45,359	29,551
Accrued interest	9,673	11,240
Oil and gas sales payable	35,106	26,205
Accrued employee compensation and benefits	41,911	21,081
Production taxes payable	20,038	12,936
Deferred gain on sale	14,650	-
Derivative liabilities	17,354	72,796
Deferred income taxes	15,395	-
Tax sharing liability	2,112	2,587

Total current liabilities	351,168	254,664

NON-CURRENT LIABILITIES:
Long-term debt	1,239,751	868,248
Deferred income taxes	390,902	242,964
Deferred gain on sale	73,216	-
Production Participation Plan liability	66,166	34,042
Asset retirement obligations	47,892	35,883
Tax sharing liability	21,575	23,070
Derivative liabilities	28,131	-
Other long-term liabilities	1,489	2,314

Total non-current liabilities	1,869,122	1,206,521

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,583,218 and 42,480,497 shares issued as of December 31, 2008 and December 31, 2007, respectively	43	42
Additional paid-in capital	971,310	968,876
Accumulated other comprehensive loss	17,271	(46,116)
Retained earnings	820,167	568,024

Total stockholders’ equity	1,808,791	1,490,826

TOTAL	$4,029,081	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$213,821	$251,063	$1,316,480	$809,017
Gain (loss) on oil and natural gas hedging activities	5,347	(19,088)	(107,555)	(21,189)
Gain on sale of properties	-	-	-	29,682
Amortization of deferred gain on sale	4,466	-	12,143	-
Interest income and other	226	388	1,051	1,208
Total revenues and other income	223,860	232,363	1,222,119	818,718
COSTS AND EXPENSES:
Lease operating	63,382	54,354	241,248	208,866
Production taxes	15,560	17,519	87,548	52,407
Depreciation, depletion and amortization	97,893	49,597	277,448	192,811
Exploration and impairment	24,691	11,084	55,257	37,323
General and administrative	9,781	11,105	61,684	39,046
Change in Production Participation Plan liability	5,160	2,195	32,124	8,599
Interest expense	16,318	15,990	65,078	72,504
Gain on mark-to-market derivatives	(14,152)	(1,178)	(7,088)	-
Total costs and expenses	218,633	160,666	813,299	611,556
INCOME BEFORE INCOME TAXES	5,227	71,697	408,820	207,162
INCOME TAX EXPENSE:
Current	1,008	(4,992)	2,361	550
Deferred	7,256	30,939	154,316	76,012
Total income tax expense	8,264	25,947	156,677	76,562
NET INCOME (LOSS)	$(3,037)	$45,750	$252,143	$130,600
NET INCOME (LOSS) PER COMMON SHARE, BASIC	$(0.07)	$1.08	$5.96	$3.31
NET INCOME (LOSS) PER COMMON SHARE, DILUTED	$(0.07)	$1.08	$5.94	$3.29
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	42,323	42,237	42,310	39,483
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	42,428	42,388	42,447	39,645

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	December 31,
	2008	2007
Net cash provided by operating activities	$151,577	$121,423
Exploration	7,752	8,263
Changes in working capital	(48,346)	10,208
Discretionary cash flow (1)	$110,983	$139,894

	Twelve Months Ended
	December 31,
	2008	2007
Net cash provided by operating activities	$763,029	$394,032
Exploration	29,302	27,344
Changes in working capital	(47,955)	785
Discretionary cash flow (1)	$744,376	$422,161

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, gain/loss on mark-to-market derivatives and other non-current items less the gain on sale of properties and amortization of deferred gain on sale.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION Finding Cost and Reserve Replacement Schedule December 31, 2008 (In thousands)
							Five Years
							2004-2008
	2004	2005	2006	2007	2008		Total/Avg.

Proved Acquisition	$525,563	$906,208	$29,778	$8,128		$294,056	$1,763,733
Unproved Acquisition	$4,401	$16,124	$38,628	$13,598		$98,841	$171,592
Development Cost	$74,476	$215,162	$408,828	$506,057		$914,616	$2,119,139
Exploration Cost	$9,739	$22,532	$81,877	$56,741		$42,621	$213,510
Change in Future Development Cost	$150,538	$692,229	$267,685	$10,048	$	(204,633)	$915,867
Total	$764,717	$1,852,255	$826,796	$594,572		$1,145,501	$5,183,841

Acquisition Reserves
Acquisition Res. – Oil (MBbl)	52,288	115,737	670	691		513	169,899
Acquisition Res. – Gas (MMcf)	114,715	101,082	4,009	-		90,329	310,135
Total – Aqu. Res. - MBOE	71,407	132,584	1,338	691		15,568	221,588

Development Reserves
Development Res. – Oil (MBbl)	5,175	1,956	4,125	10,973		20,395	42,624
Development Res. - Gas (MMcf)	29,133	21,068	19,362	40,936		57,093	167,592
Total – Dev. Res. - MBOE	10,031	5,467	7,352	17,796		29,911	70,557

Revisions
Reserve Revisions – Oil (MBbl)	(853)	950	2,053	392		(20,851)	(18,309)
Reserve Revisions - Gas (MMcf)	(9,862)	(45,322)	(57,780)	8,079		(74,689)	(179,574)
Total - Reserve Rev. - MBOE	(2,497)	(6,604)	(7,577)	1,739		(33,299)	(48,238)

Cost Per BOE to Acquire	$7.36	$6.83	$22.25	$11.76		$18.89	$7.96
Cost per BOE to Develop	$31.75	$-	$-	$30.02		$-	$153.25
All-in finding cost per BOE	$9.69	$14.09	$742.74	$29.40		$94.05 (1)	$21.25 (2)

		Unrisked Probable and Possible Reserves – BOE (3)					244,812
		Probable and Possible Cap-Ex (3)					$1,242,331
	All-In Rate (3)						$13.28 (4)

RESERVE REPLACEMENT
Acquisition Reserves	71,407	132,584	1,338	691		15,568	221,588
Development Reserves	10,031	5,467	7,352	17,796		29,911	70,557
Reserve Revisions	(2,497)	(6,604)	(7,577)	1,739		(33,299)	(48,238)
Total New Reserves – MBOE	78,941	131,447	1,113	20,226		12,180	243,907

Production (MBOE)	7,841	12,077	15,157	14,706		17,517	67,298
Reserve Replacement %	1007%	1088%	7%	138%		70%	362%

(1) $22.38 if the 39.0 MMBOE of reserve reductions for year-end 2008 oil and gas prices were not included.
(2) $18.32 if the 39.0 MMBOE of reserve reductions for year-end 2008 oil and gas prices were not included.
(3) See “Possible and Probable Reserves” later in this release for disclosures relating to these types of reserves.
(4) $12.18 if the 39.0 MMBOE of reserve reductions for year-end 2008 oil and gas prices were not included.